U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2005

GREAT CHINA INTERNATIONAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

0-23015
(Commission File No.)

Nevada	87-0450232
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

C Site 25-26F Presidential Building, No. 69 Heping North Street
Heping District, Shenyang 110003, Peoples Republic of China
(Address of principal executive offices)

0086-24-2281388
(Registrant’s telephone number)

Not applicable
(Former Name or Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation Under an Off-balance Sheet Arrangement of a Registrant.

On December 8, 2005, Great China International Holdings, Inc., entered into an agreement to acquire through its indirect subsidiary, Shenyang Maryland International Industry Co. Ltd., 70 percent of the equity interest in Shenyang Xinchao Development Co. Ltd, a Sino-Foreign joint venture corporation with a registered initial capital of RMB100 million that was formed for the purpose of owning and developing the Xita Project. The Xita Project, also known as the “Korean City” is located in the Xi Ta district of Shenyang, China. Development and construction of the Xita Project is estimated to require at least three years.

Shenyang Xinchao owns approximately 65.85 percent of the land for the Xita Project. The remainder is owned by Shenyang Yindu Property Co., Ltd., which is also a Sino-Foreign joint venture corporation formed for the purpose of acquiring a portion of the land for the Xita Project to minimize fees and other costs associated with the acquisition of the land. Shenyang Yunfeng Real Estate Development Co. Ltd., owns 70 percent of the equity interest in Shenyang Xinchao and 70 percent of the equity interest in Shenyang Yindu. The remaining 30 percent of the equity interest in Shenyang Xinchao and Shenyang Xindu is owned by I.R.E. Corporation Limited, an unrelated Singapore company.

Jiang Fang and Jiang Peng, who are officers, directors, and principal stockholders of Great China, are the owners of Shenyang Yunfeng Real Estate Development Co. Duan Jingshi, an officer, director, and stockholder of Great China, is the controlling officer of Shenyang Xinchao and Shenyang Yindu.

On December 28, 2005, Silverstrand International Holdings Ltd., a subsidiary of Great China, entered into agreements with I.R.E. Corporation to acquire all of its interest in Shenyang Xinchao and Shenyang Yindu, and Shenyang Maryland International Industry Co., a subsidiary of Silverstrand International Holdings, revised its agreements with Shenyang Yunfeng Real Estate Development for acquisition of all of its interest in Shenyang Xinchao and Shenyang Yindu. The transactions will close after April 30, 2006, but before June 30, 2006, at which time Great China will own through its subsidiaries 100 percent of the land and related interests comprising the Xita Project.

The total purchase price for the interests acquired from I.R.E. Corporation is assumption of the obligations under the joint venture arrangements to contribute I.R.E. Corporation’s proportionate share of the equity capital, which is a total of RMB45 million for both joint ventures.

With respect to the interests to be acquired by Shenyang Maryland International Industry Co. from Shenyang Yunfeng Real Estate Development, the parties agreed to revise their earlier agreement from December 8, 2005, to fix the purchase price at RMB70 million, which is

Shenyang Yunfeng Real Estate Development’s proportionate share of the equity capital in the joint ventures. Shenyang Yunfeng Real Estate Development previously contributed RMB40 million of equity capital to the joint ventures, which Shenyang Maryland International Industry Co. will repay to Shenyang Yunfeng Real Estate Development at a closing to be held on or about February 28, 2006. In addition, Shenyang Maryland International Industry Co. will assume the obligation of Shenyang Yunfeng Real Estate Development to make additional contributions to the joint ventures in the amount of RMB30 million. Great China intends to obtain bank financing for the initial cash payment and additional capital contributions through bank financing. It is currently negotiating the terms of financing with a banking institution in China for a loan of up to RMB200 million that would bear interest at a rate 7.254% per annum, mature in December 2006, and be secured by other real estate holdings of Great China. Great China has received a preliminary commitment of RMB120 million and is continuing its negotiations to obtain a commitment for the full RMB200 million. There is no assurance that Great China will be successful in obtaining lending commitments for the full amount of financing sought for the Xita Project. If it is unable to obtain this debt financing, Great China will need to seek financing from other sources that it has yet to identify or pursue.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT CHINA INTERNATIONAL HOLDINGS, INC.

Date: January 3, 2006	By:	/s/ Jiang Fang
Jiang Fang, Chief Executive Officer